UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 30, 2005

(Date of earliest event reported)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) Adoption of Annual Incentive Bonus Plan

On March 30 and 31, 2005, the Board of Directors of Tech Data Corporation (the “Company”) and the Compensation Committee of the Board of Directors (“Compensation Committee”) approved the Fiscal Year 2006 Executive Compensation and Incentive Bonus Plan (“the Fiscal 2006 Plan”) for the Company’s chief executive officer and certain other members of its executive management group. The Fiscal 2006 Plan provides for an incentive cash bonus established at a specific targeted dollar amount and consists of non-discretionary awards that are tied to financial performance of the Company in relation to the Company’s operating budget. The bonus is subject to an acceleration ratio to a maximum of 200% if established targets are exceeded (conversely, if established targets are not met, the bonus may be reduced to zero). In formulating the Fiscal 2006 Plan with respect to cash incentive bonus awards, the Compensation Committee members evaluate the executive officer’s responsibilities and role in the Company and such other factors as they deem relevant to motivate the executive to achieve certain performance levels. Financial performance measures include earnings per share, operating income and cash day metrics as well as other financial performance measures, either on a worldwide basis or at the geographic segment level.

(b) Award of Equity Compensation

On March 31, 2005, the Board of Directors of Tech Data Corporation (the “Board of Directors”) and the Compensation Committee approved a long-term incentive award of maximum value stock options (“MVOs”) and maximum value stock options with stock-settled stock appreciation rights (“MVSSARs”) pursuant to the 2000 Equity Incentive Plan of Tech Data Corporation (the “2000 Equity Incentive Plan”), as amended by the Company’s shareholders on June 10, 2004. The MVO differs from the traditional stock option historically provided by the Company to eligible participants as it has an established cap on the potential gain at exercise. The MVSSAR, in addition to having an established cap on the potential gain at exercise, also delivers to the optionee the value between the option price and the stock price at the exercise date in shares of Tech Data common stock (the stock-settled stock appreciation right). The award of the MVOs and MVSSARs were priced at the last sale price as quoted on the NASDAQ Stock Market on March 31, 2005 (or higher as required based upon the laws and regulations of specific foreign jurisdictions) and the terms of the award, as defined in the 2000 Equity Incentive Plan, were not materially different from terms of historical awards of traditional stock options in the provisions of the grant (i.e. vest schedule, contractual term, etc.).

(c) Senior Management Severance Plan

On March 31, 2005, the Board of Directors approved the amended and restated Tech Data Corporation Executive Severance Plan (the “Executive Severance Plan” or the “Plan”) (previously the Senior Management Severance Plan). The Executive Severance Plan provides benefits to senior management in the event of a Company-initiated, non-misconduct separation from the Company. The Plan contains a severance period providing eligible management personnel their regular base salary compensation for a stated period, determined based upon management position held and years of service. The receipt of severance benefits under the Executive Severance Plan is conditioned upon a participant executing a general release of claims, confidentiality and non-compete agreement. The amendment to the plan provides a reduction in benefits for eligible participants in levels at or above senior vice president and provides for several other non-material modifications. Under the terms of the Plan, certain recently hired officers are allowed to retain the benefits of the plan prior to this amendment for a two year period from their hire date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

April 5, 2005	/s/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President &
Chief Financial Officer
Tech Data Corporation